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                                                                     Exhibit 4.1

                             SUBORDINATION AGREEMENT

     THIS SUBORDINATION AGREEMENT (this "Agreement"), dated as of May 23, 2002, is made and entered into by and among PIEDMONT COCA-COLA BOTTLING PARTNERSHIP, a Delaware general partnership (the "Debtor"), GENERAL ELECTRIC CAPITAL CORPORATION, as agent for the lenders party to the Loan Agreement referred to below (the "Agent"), and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the "Subordinated Creditor").

                               Statement of Facts

     A. Pursuant to a Loan Agreement dated as of May 28, 1996 among the Debtor, the lenders party thereto (the "Lenders") and LTCB Trust Company (the "Original Agent"), as agent for the Lenders thereunder, as amended by that certain First Amendment dated as of February 24, 2000 among the Debtor, the Agent and the Lenders party thereto (and as may be further amended, restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the "Loan Agreement"), the Lenders have agreed to make certain extensions of credit to the Debtor, subject to the terms and conditions contained therein. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

     B. The Agent has replaced the Original Agent as agent for the Lenders under the Loan Agreement.

     C. The Debtor, the Agent and the Required Lenders are party to that certain Consent dated as of January 25, 2002 (the "Consent"), pursuant to which the Agent and the Lenders have agreed to allow the Subordinated Creditor to make an intercompany loan to the Debtor (the "Intercompany Loan").

     D. To evidence the Intercompany Loan, the Debtor has made or will execute and deliver to the Subordinated Creditor a Promissory Note in the form attached hereto as Exhibit A in the aggregate principal amount of $97,500,000 (the "Note").

     E. It is a condition to the effectiveness of the Note and the Consent that the parties hereto enter into this Agreement to, among other things, set forth the terms of the subordination of the Note.

                               Statement of Terms

In consideration of the Intercompany Loan made by the Subordinated Creditor to the Debtor and the consent of the Senior Agent (defined below) and the Senior Lenders (defined below) to the making of the Intercompany Loan, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):


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     "Affiliate" means with respect to any Person (i) any other Person that directly, or indirectly through one or more intermediaries, controls the first such Person (a "Controlling Person") or (ii) any other Person which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" of a Person means the possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Bankruptcy Code" shall mean 11 U. S. C.ss.ss. 101-1330 and any amendment, supplement or successor of such provisions.

     "Credit Party" shall mean the Debtor and any other Person who is obligated under any of the Senior Debt Documents or the Subordinated Debt Documents.

     "Enforcement Action" shall mean any of the following actions to be taken by the Subordinated Creditor with respect to the Subordinated Debt: (i) the acceleration of the Note in whole or in part; (ii) the attempted enforcement of any of the Subordinated Creditor's rights or remedies against any Credit Party (including, without limitation, the initiation of legal proceedings against any Credit Party); (iii) the filing of, or participation in the filing of, any involuntary bankruptcy petition against any Credit Party; and (iv) the exercise of any right to require any Credit Party to repurchase or redeem any debt or equity securities in whole or in part (including, without limitation, any capital stock) of any Credit Party.

     "Enforcement Notice" shall mean a written notice executed by the Subordinated Creditor and delivered to the Senior Agent reciting that an event of default has occurred under the Subordinated Debt Documents and that, as a result of such event of default, the Subordinated Creditor intends to take Enforcement Action and specifying the type of Enforcement Action intended to be taken by the Subordinated Creditor.

     "Insolvency Event" shall mean: (a) any Credit Party commencing any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party making a general assignment for the benefit of its creditors; or (b) there being commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (a) above

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     which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there being commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (d) any Credit Party taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) any Credit Party generally not paying, or being unable to pay, or admitting in writing its inability to pay, its debts as they become due.

     "Loan Agreement" shall have the meaning assigned to such term in the preamble to this Agreement.

     "Maximum Principal Amount" shall mean (i) $224,000,000, prior to the date on which a $97,500,000 principal payment is made to the Senior Agent on the Senior Debt in immediately available funds with the proceeds of the Subordinated Debt (which payment is expected to be made on or about May 28, 2002), or (ii) $112,000,000, from and after the date that the principal payment specified in clause (i) hereof is actually paid to the Senior Agent in immediately available funds; provided, however, that if any part or all of the principal payment specified in clause (i) is required to be disgorged or returned by the Senior Agent or any Senior Lender for any reason, the Maximum Principal Amount shall equal $112,000,000 plus 115% of the amount of the disgorged or returned principal payment.

     "payment in full" or "paid in full" or "pay in full" shall mean, with respect to the Senior Debt, the indefeasible payment in full in cash of the principal, interest, fees, expenses and other amounts due or to become due to the Senior Agent or the Senior Lenders under the Senior Loan Agreement and the other Senior Debt Documents in the manner provided under the terms of such documents or in such other manner to which the Senior Agent, at the direction of the Senior Lenders, shall have consented in writing.

     "Permitted Refinancing" shall mean any refinancing of the Senior Debt under the Senior Loan Agreement (or any subsequent refinancing of an earlier Permitted Refinancing), provided that, in each case, (i) the documents effecting such refinancing do not directly prohibit the making of payments on the Subordinated Debt (except to the extent such payments are currently prohibited under this Agreement), (ii) the aggregate principal amount of any such refinancing(s) outstanding at any time does not exceed the Maximum Principal Amount and (iii) such refinancing does not extend the scheduled maturity date of the Senior Debt beyond May 28, 2004.

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     "Person" means any natural person, corporation, limited partnership, limited liability company, professional association, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

     "Senior Agent" shall mean the designated representative of the Senior Lenders under the Senior Loan Agreement, together with any successor in such capacity.

     "Senior Debt" shall mean any and all indebtedness, obligations or liabilities that now or hereafter may be owing by the Debtor or any other Credit Party to the Senior Agent or any Senior Lender under the Senior Loan Agreement or any of the other Senior Debt Documents, whether for principal, interest, fees or other amounts, and whether such indebtedness, obligations or liabilities are from time to time increased or reduced (or entirely extinguished and thereafter reincurred), and whether such indebtedness, obligations or liabilities are absolute, joint or several, or due or to become due, as well as all indebtedness, obligations or liabilities of the Debtor or any Subsidiary thereof to the Senior Agent or any Senior Lender now or hereafter existing under this Agreement, and any extension, renewal, refinancing, modification or replacement of or for any of the foregoing, and including without limitation any interest which, but for the filing by or against any Credit Party, of a petition in bankruptcy, would accrue on any of the foregoing indebtedness, obligations or liabilities as well as any other indebtedness, obligations or liabilities of the Debtor or any Subsidiary thereof to the Senior Agent or any Senior Lender which may be incurred in any bankruptcy proceeding of the Debtor or any Subsidiary thereof whether or not recoverable by the Senior Agent or any Senior Lender from the Debtor or any Subsidiary thereof or its estate under 11 U.S.C. ss.
     506. Notwithstanding anything to the contrary in the definition of Senior Debt, "Senior Debt" shall not include any principal sums to the extent the aggregate amount of such principal sums that otherwise qualify as "Senior Debt" exceed the Maximum Principal Amount.

     "Senior Debt Documents" shall have the meaning assigned to the term "Loan Documents" in the Senior Loan Agreement.

     "Senior Lenders" shall mean the lenders from time to time under the Senior Loan Agreement, together with their successors and assigns.

     "Senior Loan Agreement" means the Loan Agreement, together with any other credit agreement or loan agreement which hereafter refinances or replaces any of the credit facilities extended or made available to the Debtor under the Loan Agreement in connection with a Permitted Refinancing.

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     "Standstill Termination Date" shall mean the earliest to occur of the following: (i) unless clause (ii) below then is, or thereafter during such 30 day period becomes, applicable, the expiration of 30 days from the Senior Agent's receipt of an Enforcement Notice; (ii) if a Blockage Period is in effect at any time during the 30 day period described in clause (i) above, the expiration of 180 days after the date of the Senior Agent's receipt of an Enforcement Notice; provided, however, that such 180 day period shall be cut short and deemed to end if and when such Blockage Period is terminated, withdrawn or rescinded in writing by the Senior Agent; (iii) the occurrence of an Insolvency Event; (iv) the Senior Agent or the Senior Lenders accelerate the maturity of the Senior Debt; or (v) the Termination Date occurs.

     "Subordinated Debt" shall mean and include each and every indebtedness, liability or obligation of any Credit Party to the Subordinated Creditor, whether absolute or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, due or to become due, now existing or hereafter arising, evidenced by or arising under the Note or any other Subordinated Debt Documents, regardless of how the same is evidenced or created and whether direct or indirect or acquired by the Subordinated Creditor by way of assignment, and regardless of whether the same is joint or several, and any and all renewals, extensions, restructurings, modifications or replacements, in whole or in part, of any of the foregoing.

     "Subordinated Debt Documents" means the Note and all other documents and instruments evidencing, guaranteeing, securing or pertaining to any portion of the obligations evidenced by the Note (or any replacement thereof), in each case, as amended, supplemented, restated, modified, renewed, extended or replaced from time to time.

     "Subsidiary" means with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Termination Date" shall mean the date on which (i) all Senior Debt has been paid in full, (ii) no Senior Lender is under any obligation to make any further loans or extend any further credit to or for the benefit of any Credit Party or any Subsidiary or Affiliate thereof under the Senior Loan Agreement or any other Senior Debt Document, and (iii) the Senior Agent gives the Subordinated Creditor written notice that the Senior Agent has terminated this Agreement, which notice the Senior Agent agrees to give promptly upon the request of the Subordinated Creditor or the Debtor (so long as the other conditions required for the occurrence of the Termination Date have been satisfied as of the date of such request).

2. Payment Subordination Provisions. The parties hereto covenant and agree that the payment of any and all of the Subordinated Debt shall be subordinate and subject in right

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     and time of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full of the Senior Debt.

     (a) Permitted Payments to Subordinated Creditor. Subject in all cases to the subordination provisions and other limitations set forth below, the Credit Parties shall only be permitted to make or deliver and the Subordinated Creditor may only retain regularly scheduled payments of interest on the Note.

     (b) No Payment Upon Senior Default. No payment, whether in cash, securities or otherwise, shall be made by or on behalf of any Credit Party, on account of the principal of, premium, if any, or interest on the Note or on account of any fees and expenses relating to the Note or the Subordinated Debt or on account of any other amount or obligation arising under or by virtue of the Note or the other Subordinated Debt Documents, during the period (the "Blockage Period") beginning on (i) the occurrence of any Event of Default (as defined in the Loan Agreement) described in Section 9(a) of the Loan Agreement or the failure of the Debtor to repay the Senior Debt in full upon its maturity date or any earlier acceleration thereof (a "Payment Default") or (ii) the occurrence of any Event of Default (as defined in the Loan Agreement), other than a Payment Default (a "Covenant Default" and together with any Payment Default, the "Senior Defaults"), and ending on the earlier of (i) the Termination Date, and
          (ii) the date on which all Senior Defaults are cured or waived in writing by the required Senior Lenders to the absolute satisfaction of the Senior Agent.

     (c) Restriction on Action by Subordinated Creditor. The Subordinated Creditor shall not at any time take any Enforcement Action unless (i) the Senior Agent first receives an Enforcement Notice; and (ii) the Standstill Termination Date shall have occurred. After the Standstill Termination Date, the Subordinated Creditor may, at its sole election, take any Enforcement Action available to it under this Agreement or applicable law; provided, however, that any prohibition on payments with respect to the Subordinated Debt that are in effect on the Standstill Termination Date shall continue for their full duration pursuant to the other provisions of this Agreement notwithstanding the occurrence of the Standstill Termination Date. Notwithstanding anything to the contrary contained herein or in the Subordinated Debt Documents, if following acceleration (or commencement of the right to accelerate) of the Senior Debt by Senior Agent or Senior Lenders, such acceleration (or right to accelerate) is rescinded whether or not any existing Senior Default has been cured, any acceleration of the Subordinated Debt and all other Enforcement Action taken by the Subordinated Creditor, solely as a result of the acceleration (or right to accelerate) of the Senior Debt, shall likewise be rescinded or terminated and any interest that would have accrued and payments that would have become due if the Subordinated Debt had never been accelerated shall be deemed to have accrued or become due upon such rescission or termination.

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     (d)  Note Subordinated to Prior Payment of All Senior Debt on Dissolution,
          Liquidation or Reorganization. Upon any distribution of assets of any Credit Party upon any dissolution, winding up, total or partial liquidation or reorganization of such Credit Party whether voluntary or involuntary, in bankruptcy, insolvency, receivership or similar proceeding or upon assignment for the benefit of creditors:

               (i) the holders of all Senior Debt shall first be entitled to receive payments in full of the principal of and interest on and other amounts payable in respect of the Senior Debt, before the Subordinated Creditor is entitled to receive any payment on account of the Note or the Subordinated Debt;

               (ii) any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, to which the Subordinated Creditor would be entitled except for the provisions of this Agreement, shall be paid by the liquidating trustee or agent or other Person making such a payment or distribution, directly to the Senior Agent for the benefit of the Senior Lenders, to the extent necessary to make payment in full of all such Senior Debt remaining unpaid after giving effect to all concurrent payments and distributions and all provisions therefor to or for the holders of such Senior Debt; and

               (iii) in the event that, notwithstanding the foregoing clauses
          (i) and (ii), any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, shall be received by the Subordinated Creditor on account of the Note or any other Subordinated Debt Document, as the case may be, before all Senior Debt is paid in full, such payment or distribution shall be received and held in trust by the Subordinated Creditor for the benefit of the holders of such Senior Debt, or their respective representatives, ratably according to the respective amounts of Senior Debt held or represented by each, to the extent necessary to make payment in full of all such Senior Debt remaining unpaid after giving effect to all concurrent payments and distributions and all provisions therefor to or for the holders of such Senior Debt.

          The Debtor shall give prompt written notice to the Subordinated Creditor of any dissolution, winding up, liquidation or reorganization of any Credit Party or assignment for the benefit of creditors by any Credit Party.

     (e) Turnover of Payments. If any payment is received or amount collected by the Subordinated Creditor, which at any time is prohibited pursuant to this Agreement, the Subordinated Creditor forthwith shall deliver the same to the Senior Agent in precisely the form received (but with the endorsement of the Subordinated Creditor where necessary for the collection thereof by the Senior Agent) for application on

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          the Senior Debt, and the Subordinated Creditor agrees that, until so delivered, the same shall be deemed received by the Subordinated Creditor as agent for the Senior Agent and such payment or prepayment shall be held in trust by the Subordinated Creditor as property of the Senior Agent and the Senior Lenders.

     (f) Occurrence of Default under Subordinated Debt Documents. The failure of any Credit Party to make any payment with respect to the Subordinated Debt by reason of the operation of the provisions of this Agreement shall not be construed as preventing the occurrence of a default or event of default, as applicable, under the Subordinated Debt Documents.

3. Modification or Prepayment of Subordinated Debt; Acquisition of Additional Debt.

     (a) Neither the Note, nor any other Subordinated Debt Document shall be modified, restated, replaced or terminated except with the prior written consent of the Senior Agent, to be granted or withheld in its sole discretion.

     (b) Notwithstanding anything to the contrary in the Subordinated Debt Documents, the Senior Loan Agreement or the Senior Debt Documents, neither the Subordinated Creditor nor any other holder of any of the Subordinated Debt, nor any of their respective Affiliates, shall allow any Credit Party to become (and no Credit Party shall allow itself to become) obligated to such Person with respect to any indebtedness that is senior to, or pari passu with, the Senior Debt.

4.   Provisions Applicable After Bankruptcy.

     (a) The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of any Insolvency Event.

     (b) The Subordinated Creditor agrees that the Senior Agent may consent to the use of cash collateral or provide financing to any Credit Parties on such terms and conditions and in such amounts as the Senior Agent (on behalf of the Senior Lenders), in its sole discretion may decide (provided that the aggregate principal amount of such financing outstanding at any time, together with the aggregate principal amount of all other Senior Debt outstanding at such time, shall not exceed the Maximum Principal Amount) and that, in connection with such cash collateral usage or such financing, any Credit Parties (or a trustee appointed for the estate of any Credit Party) may grant to the Senior Agent (on behalf of the Senior Lenders) liens and security interests upon all or any part of the assets of any Credit Party, which liens and security interests (i) may secure payments of all Senior Debt (whether such Senior Debt arose prior to the filing of the petition for relief or arises thereafter); and (ii) shall be superior in priority to the liens on and security interests in the assets of any Credit Party, if any, held by any Subordinated Creditor. All allocations of payments hereunder between the Senior

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          Agent, the Senior Lenders and the Subordinated Creditor shall, subject to any court order, continue to be made after the filing of a petition under the Bankruptcy Code or any similar proceeding on the same basis that the payments were to be allocated prior to the date of such filing. In the event that the Subordinated Creditor has or at any time acquires any security for the Subordinated Obligations, the Subordinated Creditor agrees not to assert any right it may have to "adequate protection" of its interests in such security in any bankruptcy proceeding, and agrees that it will not seek to have the automatic stay lifted with respect to such security, without the prior written consent of the Senior Agent; provided, however, that such agreement not to assert rights to adequate protection shall not apply to the extent that such rights arise out of security interests acquired by, or created in favor of, the Subordinated Creditor in the assets of a Credit Party where such security interests were acquired or created (i) prior to the occurrence of any Insolvency Event and
          (ii) without violating the provisions of this Agreement. The Subordinated Creditor waives any claim it may now or hereafter have arising out of the Senior Agent's and the Senior Lenders' election, in any proceeding instituted under Chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by any Credit Party, as debtor in possession (or any trustee for Credit Party), so long as the aggregate principal amount of any post-petition financing outstanding at any time provided by the Senior Agent and Senior Lenders (together with the aggregate principal amount of any other Senior Debt outstanding at such time) does not exceed the Maximum Principal Amount. The Subordinated Creditor agrees not to initiate or prosecute or encourage any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of the Senior Agent's or any Senior Lender's claim in any Insolvency Proceeding (ii) challenging the enforceability of any liens or security interests in assets securing the Senior Debt or
          (iii) asserting any claims which any Credit Party may hold with respect to the Senior Agent or the Senior Lenders. The Subordinated Creditor agrees that it will not vote with respect to the Subordinated Debt to accept any plan of reorganization of any Credit Party under Chapter 11 of the Bankruptcy Code if the Senior Agent has objected to such plan, but the Subordinated Creditor reserves its right to object to any such plan that is favored by the Senior Agent or any of the Senior Lenders.

     (c) To the extent that the Subordinated Creditor has or acquires any rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any assets of any Credit Party, the Subordinated Creditor hereby agrees not to assert such rights without the prior written consent of the Senior Agent; provided, however, that such agreement not to assert rights under Sections 363 or 364 of the Bankruptcy Code shall not apply to the extent such rights arise out of security interests acquired by, or created in favor of, the Subordinated Creditor in the assets of a Credit Party where such security interests were acquired or created (i) prior to the

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          occurrence of any Insolvency Event and (ii) without violating the provisions of this Agreement.

     (d) If any Credit Party becomes the subject of a bankruptcy or similar proceeding, the Senior Agent, on behalf of the Subordinated Creditor, shall have the right (but shall not be required) to file proof of the claims of the Subordinated Creditor to the extent that the Subordinated Creditor fails to do so (or fails to provide the Senior Agent with evidence of having done so) at least 15 days before proof of such claims would be due in the proceeding. Subject to the limitations set forth elsewhere herein, at any meeting of creditors or in the event of any Insolvency Event involving any Credit Party, the Subordinated Creditor shall retain the right to vote, file a proof of claim and otherwise act with respect to the Subordinated Debt, provided, however, that if the Subordinated Creditor fails to vote its claim in any proceedings prior to 5 days before the expiration of the time to vote, the Subordinated Creditor hereby irrevocably appoints Senior Agent as its agent and attorney-in-fact to vote such claim.

5.   Pledge or Transfer of Subordinated Debt.

     (a) The Subordinated Creditor agrees not to assign, transfer, pledge, or grant a security interest in all or any part of the Subordinated Debt unless (i) such assignment, transfer, pledge or grant is made expressly subject to this Agreement and (ii) the Subordinated Creditor's assignee, transferee, pledgee or grantee expressly agrees in writing to assume the Subordinated Creditor's obligations hereunder. Notwithstanding any failure of any assignee of the Subordinated Creditor to execute any such assignment and assumption (or to otherwise comply with the transfer provisions of this paragraph), the subordination effected hereby shall survive any such assignment or other transfer, and the terms of this Agreement shall be binding on all successors and assigns of the Subordinated Creditor.

     (b) Until the Termination Date, the Subordinated Creditor shall mark its books and records so as to clearly indicate that all Subordinated Debt is subordinated in accordance with the terms hereof, and shall cause to be clearly, conspicuously and prominently inserted on the face of the Note and on any renewals or replacements thereof, and on the face of all other promissory notes or other instruments which at any time evidence any Subordinated Debt, substantially the following legend:

               This Note is subject to a Subordination Agreement, dated as of May 21, 2002 (the "Subordination Agreement"), among Piedmont Coca-Cola Bottling Partnership, Coca-Cola Bottling Co. Consolidated and General Electric Capital Corporation, as agent. This Note is subordinated in right and time of payment to the prior payment in full in cash of all Senior Debt (as defined therein) in accordance with, and to the extent specified in, the Subordination

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               Agreement and each holder of this Note, by its acceptance hereof, irrevocably agrees to be bound by the terms and provisions of the Subordination Agreement. This Note is also subject to the restrictions on transfer set forth in the Subordination
               Agreement.

         Concurrently with the execution and delivery of this Agreement, the Subordinated Creditor will deliver to Senior Agent a true, complete and correct copy of the original Note marked with such legend.

6. Waivers. The Subordinated Creditor agrees and consents: (a) to waive, and does hereby waive, any and all notice of the creation, renewal, extension, modification, compromise or release of any of the Senior Debt or any collateral therefor or guaranties thereof, in whole or in part; (b) that without further notice to or further assent by the Subordinated Creditor, the liability of any Credit Party or any other party or parties for or upon any of the Senior Debt may, from time to time, in whole or in part, be renewed, extended, modified, increased, decreased, compromised or released by the Senior Agent or any Senior Lender as it may deem advisable (so long as any change in the Senior Debt does not violate any of the conditions required for the determination of such indebtedness as "Senior Debt" under the definition thereof contained in this Agreement); (c) that any guaranties of the Senior Debt, or any part of the Senior Debt, may, from time to time, in whole or in part, be modified, released, collected, sold or otherwise disposed of by Senior Agent or any Senior Lender, as it may deem advisable; (d) that any collateral for the Senior Debt may, from time to time, in whole or in part, be modified, released, collected, sold or otherwise disposed of by the Senior Agent at the direction of the Senior Agent or the Senior Lenders, as they may deem advisable (and the Subordinated Creditor hereby waives any right that it may have to require the Senior Agent or the Senior Lenders to marshal any collateral securing the Senior Debt; and (e) that, subject to any right of the Subordinated Creditor to receive any funds pursuant to its rights of subrogation in accordance with the provisions of Section 12 (at a time when the Subordinated Creditor shall have notified the Senior Agent that funds are payable to the Subordinated Creditor pursuant to Section 12), any balance of funds with the Senior Agent or any Senior Lender at any time standing to the credit of any Credit Party may, from time to time, in whole or in part, be surrendered or released by the Senior Agent or such Senior Lender, as it may deem advisable.

7.   Collateral and Guaranty Subordination.

     (a) The Subordinated Creditor hereby subordinates and makes inferior any and all of its existing or hereafter acquired security interests in, security titles to, and other liens and encumbrances on any of the present or future, real or personal, tangible or intangible, property of any Credit Party (collectively, the "Collateral") to the security interests, security titles, and other liens and encumbrances of the Senior Agent, whether now existing or hereafter acquired, in, to and on the Collateral. If any Credit Party shall default under any Senior Debt secured by any of the Collateral, the Senior Agent (at its election or at the direction of the Senior Lenders) may exercise any or all of its rights and remedies with respect to such Collateral without any obligation to give the Subordinated Creditor notice of such exercise (other than any notices of sale required to be given to a junior lienholder under applicable law, if the Subordinated Creditor acquires any security interests in the Collateral, but only so long as such security interests are acquired
          (i) prior to the occurrence of any Insolvency Event and (ii) without violating the provisions of this Agreement) and without regard to any interest of the Subordinated Creditor in such Collateral. The Subordinated Creditor shall not contest the validity, perfection, priority or enforceability of any lien granted to the Senior Agent in any of the Collateral.

     (b) In furtherance (and not in limitation of) the provisions of Section 2 above, the Subordinated Creditor subordinates and makes inferior any and all of its now existing or hereafter acquired guaranties (including, without limitation, those of any Credit Party) of the Subordinated Debt from whomever received and in whatever form to the rights of the Senior Agent and the Senior Lenders on the same terms and conditions as apply to the subordination of the Subordinated Debt to the Senior Debt hereunder.

     (c) The Subordinated Creditor expressly agrees not to accept any (i) liens or security interests in any Collateral to secure the Subordinated Debt or (ii) guaranties from any Person with respect to the Subordinated Debt. If, notwithstanding the prohibition on the Subordinated Creditor accepting liens and security interests, the Subordinated Creditor shall at any time hold any lien on or security interest in any Collateral and the Senior Agent or Senior Lenders release (or fail to have for any reason) their liens and security interests in any portion of the Collateral, then the Subordinated Creditor shall automatically be deemed to have released any liens and security interests (or the right to obtain such liens or security interests) that the Subordinated Creditor may have in such portion of the Collateral.

8.   Continuing Agreement and Termination.

     (a) This is a continuing agreement, and this Agreement and the subordination of indebtedness (the "Debt Subordination") and the subordination of security interests, security titles, liens and encumbrances and guaranties (the "Security Interest Subordination") provided for herein shall remain in full force and effect and shall be irrevocable until the Termination Date regardless of whether the Senior Debt is from time to time reduced and thereafter increased or entirely extinguished (in connection with either a contemporaneous refinancing or as a result of the required return or disgorgement of any payment on the Senior Debt) and thereafter reincurred or incurred anew (provided, that the aggregate principal amount of all Senior Debt outstanding at any time shall in no event exceed the Maximum Principal Amount). No notice purporting to terminate this Agreement, the Debt Subordination or the Security Interest Subordination which is received by Senior

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

          Agent or any Senior Lender at any time prior to the Termination Date shall be effective, in any manner or at any time whatsoever, to terminate this Agreement, the Debt Subordination or the Security Interest Subordination.

     (b) This Agreement, the Debt Subordination and the Security Interest Subordination shall continue to be effective regardless of the solvency or insolvency of any Credit Party or the Subordinated Creditor; the liquidation or dissolution of any Credit Party or the Subordinated Creditor; the institution by or against any Credit Party or the Subordinated Creditor of any proceeding under the Bankruptcy Code or any similar law; the appointment of a receiver or trustee for any Credit Party or the Subordinated Creditor or any of such Person's property; any reorganization, merger or consolidation of any Credit Party or the Subordinated Creditor; or any other change in the ownership, composition or nature of any Credit Party or the Subordinated Creditor.

     (c) The provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of Senior Debt is rescinded or must otherwise be returned by the Senior Agent or any Senior Lender (including, without limitation, in the event of a bankruptcy proceeding), all as though such payment had not been made. Without limitation to the foregoing, in the event that any Senior Debt is avoided, disallowed or subordinated pursuant to
          Section 548 of the Bankruptcy Code or any applicable state fraudulent conveyance laws, whether asserted directly or under Section 544 of the Bankruptcy Code, the provisions of this Agreement shall continue to be effective or be reinstated, as the case may be. In the event that any Credit Party shall become the subject of a bankruptcy petition or any other proceeding shall be instituted as a result of which at any time the Senior Agent or Senior Lenders are required to return any portion of the Senior Debt as a preference, fraudulent conveyance or other avoidable transfer, then any payment with respect to the principal of the Subordinated Debt that was made prior to the reinstatement of this Agreement shall be required to be turned over by the Subordinated Creditor to the Senior Agent to the extent of the payment the Senior Agent or Senior Lenders were required to return.

9. Acknowledgments, Consents and Agreements. The Debtor (for itself and on behalf of its Subsidiaries and Affiliates) does hereby acknowledge and consent to the execution, delivery and performance of this Agreement by the Subordinated Creditor and the Senior Agent and further agrees to be bound by the provisions of this Agreement as they relate to the relative rights, remedies and priorities of the Subordinated Creditor and the Senior Agent and the Senior Lenders and the respective obligations of the Credit Parties to them; provided, however that nothing in this Agreement shall amend, modify, change or supersede the respective terms of any of the Senior Debt or the Subordinated Debt as between any Credit Party, on the one hand, and the Senior Agent and the Senior Lenders or the Subordinated Creditor, on the other hand, and in the event of any conflict or inconsistency between the terms of this Agreement and those of any agreement, note or other document evidencing or securing any of the Senior Debt, the Subordinated Debt or the Collateral the provisions of such other agreement, instrument or document shall govern as between any Credit Party, on the one hand, and the Senior Agent and the Senior Lenders or the Subordinated Creditor (as the case may be), on the other hand, and the Debtor (for itself and on behalf of its Subsidiaries and Affiliates) further agree that this Agreement shall not give any Credit Party any substantive rights relative to the Senior Agent or any Senior Lender or the Subordinated Creditor and no Credit Party shall be entitled to raise any actions or inactions on the part of the Senior Agent or any Senior Lender or the Subordinated Creditor hereunder as a defense, counterclaim or other claim against such party.

10.  Representations and Warranties of the Subordinated Creditor.

     The Subordinated Creditor hereby represents and warrants to each of Senior Agent and Senior Lenders that as of the date hereof, (a) the Subordinated Creditor has not assigned any interest in the Subordinated Debt, the Note or any of the other Subordinated Debt Documents, (b) no other Person owns an interest in the Subordinated Debt, the Note or any of Subordinated Creditor's rights under or in respect of any other Subordinated Debt Documents (whether as joint holders thereof, participants, or otherwise),
     (c) the aggregate outstanding original principal balance of the Subordinated Debt is $97,500,000, (d) no default or event of default exists under any Subordinated Debt Document, (e) the execution and delivery of this Agreement and the performance by Subordinated Creditor of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental and third party approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the constituent documents of the Subordinated Creditor, or any material agreement binding upon or applicable to the Subordinated Creditor or any of its property, (f) no pending or, to the best of the Subordinated Creditor's knowledge, threatened litigation, arbitration or other proceedings would, if determined adversely to the Subordinated Creditor, would prohibit or materially interfere with the performance by the Subordinated Creditor of its obligations under this Agreement, and (g) this Agreement is the legal, valid and binding obligation of the Subordinated Creditor, enforceable against the Subordinated Creditor in accordance with its terms, except to the extent such enforceability may be limited by general equitable principles or bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally.

11.  Miscellaneous.

     (a) Wherever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is prohibited or invalid under such law, such provision is to be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (b) This Agreement shall be binding upon the Credit Parties, the Subordinated Creditor, the Senior Agent, the Senior Lenders and their respective successors and assigns and shall inure to the benefit of the Senior Agent, the Senior Lenders and the Subordinated Creditor and their respective successors and assigns.

     (c) This Agreement constitutes the sole and entire agreement between the Subordinated Creditor, on the one hand, and the Senior Agent and Senior Lenders, on the other, with respect to the subject matter hereof and supersedes and replaces any and all prior or concurrent agreements, understandings, negotiations or correspondence between them with respect thereto.

     (d)  Time is of the essence of this Agreement.

     (e) No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective or binding upon the Senior Agent or any Senior Lender unless the Senior Agent shall first have given its written consent thereto, or on the Subordinated Creditor until the majority in interest of the Subordinated Creditor shall have first given their written consent thereto.

     (f) This Agreement may be executed in one or more counterparts and each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument. This Agreement may be delivered by facsimile transmission with the same effect as if originally executed counterparts were personally delivered to each of the parties hereto.

     (g) All section headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

     (h) All notices, demands and other communications hereunder to the Senior Agent or the Subordinated Creditor shall be effective:

          (i) if given by telecopy, when such communication is transmitted to the telecopy number set forth beneath such Person's signature below (with such telecopy to be promptly confirmed by delivery of a copy thereof by personal delivery, overnight courier or United States mail as otherwise provided herein),

          (ii) if given by mail, three (3) Business Days after such communication is deposited in the United States mail with first class postage prepaid, return receipt requested, and addressed to such Person at its address set forth beneath its signature below,

          (iii) if sent for overnight delivery by Federal Express, United Parcel Service or other reputable national overnight delivery service, one (1) Business Day after such communication is entrusted to such service for overnight delivery and with recipient signature required, addressed as aforesaid, or

          (iv) if by personal delivery at the address of such Person shown on the signature pages hereto.

          The Senior Agent or the Subordinated Creditor may designate a different address or telecopy number for its receipt of such notices or other communications by delivering notice of such change in accordance with the provisions of this Section 11(h).

     (i) The Senior Agent is hereby authorized to demand specific performance of the provisions of this Agreement, at any time when any Credit Party or Subordinated Creditor shall have failed to comply with any provision hereof. Each Credit Party and the Subordinated Creditor hereby irrevocably waive any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

     (j) Each party hereto will, upon the written request of any other party hereto, from time to time execute and deliver or cause to be executed and delivered such further instruments and agreements and do or cause to be done such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Agreement.

     (k) If any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Subordinated Debt Documents, including, without limitation, any provisions regarding the existence or priority of any liens in the Collateral and any provisions dealing with the extent and manner that the Subordinated Debt is subordinated in right and time of payment to the prior payment in full of the Senior Debt (including, without limitation, the maximum principal amount of the Senior Debt), the provisions contained in this Agreement shall govern and control.

     (l) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state.

12. Waiver of Certain Rights; Subrogation. The Subordinated Creditor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration or contribution or any other claim which the Subordinated Creditor may now or hereafter have against any Credit Party or against any property of any Credit Party arising from the existence, performance or enforcement of the Subordinated Creditor's obligations and liabilities under this Agreement until the Termination Date, at which time the Subordinated Creditor shall be deemed to be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of cash, property or securities of any Credit Party applicable to the Senior Debt until the Subordinated Debt shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Debt by or on behalf of any Credit Party (or by or on behalf of the Subordinated Creditor by virtue of this Agreement) which otherwise would have been made to the Subordinated Creditor shall, as between the Credit Parties and the Subordinated Creditor, be deemed to be a payment by or on behalf of any Credit Party to or on account of the Senior Debt. Neither Senior Agent nor any Senior Lender shall be liable for any loss to, or impairment of, any subrogation rights held by the Subordinated Creditor. In furtherance, and not in limitation of the immediately preceding sentence, neither the Senior Agent nor any Senior Lender shall have any obligation or duty to protect the Subordinated Creditor's rights of subrogation arising pursuant to this Agreement or otherwise.

13. Jury Trial Waiver and Forum Consents. THE SUBORDINATED CREDITOR, THE SENIOR AGENT AND THE DEBTOR (FOR ITSELF AND FOR EACH OF ITS SUBSIDIARIES AND AFFILIATES) HEREBY WAIVES ANY RIGHT SUCH PERSON MAY HAVE UNDER ANY APPLICABLE LAW TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR LEGAL ACTION WHICH MAY BE COMMENCED BY OR AGAINST SUCH PERSON CONCERNING THE INTERPRETATION, CONSTRUCTION, VALIDITY, ENFORCEMENT OR PERFORMANCE OF THIS AGREEMENT. IN THE EVENT ANY SUCH SUIT OR LEGAL ACTION IS COMMENCED BY THE SENIOR AGENT, THE SUBORDINATED CREDITOR AND THE DEBTOR (FOR ITSELF AND FOR EACH OF ITS SUBSIDIARIES AND AFFILIATES) HEREBY EXPRESSLY AGREE, CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, WITH RESPECT TO SUCH SUIT OR LEGAL ACTION AND FURTHER EXPRESSLY CONSENTS AND SUBMITS TO AND AGREES THAT VENUE IN ANY SUCH SUIT OR LEGAL ACTION IS PROPER IN SAID COURTS AND FURTHER EXPRESSLY WAIVES ANY AND ALL PERSONAL RIGHTS UNDER APPLICABLE LAW OR IN EQUITY TO OBJECT TO THE JURISDICTION AND VENUE OF SAID COURTS. THE JURISDICTION AND VENUE OF THE COURTS CONSENTED TO AND SUBMITTED TO AND AGREED UPON IN THIS SECTION ARE NOT EXCLUSIVE BUT ARE CUMULATIVE AND IN ADDITION TO THE JURISDICTION AND VENUE OF ANY OTHER COURT UNDER ANY APPLICABLE LAW OR IN EQUITY.

              [The rest of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed, sealed and delivered, all as of the day and year first above written.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:   /s/ DAVID V. SINGER
-------------------------
Name:  David V. Singer
Title: EVP and Chief Financial Officer

Notice Address:
Coca-Cola Bottling Co. Consolidated
Coca-Cola Corporate Center
4100 Coca-Cola Plaza (28211-3481)
PO Box 31487
Charlotte, North Carolina  28231-1487
Attention: Chief Financial Officer
Telecopy No.: 704-557-4451


PIEDMONT COCA-COLA BOTTLING PARTNERSHIP

By Coca-Cola Bottling Co. Consolidated, its Manager


By:   /s/ DAVID V. SINGER
-------------------------
Name:  David V. Singer
Title: EVP and Chief Financial Officer

Notice Address:
Piedmont Coca-Cola Bottling Partnership
c/o Coca-Cola Corporate Center
4100 Coca-Cola Plaza (28211-3481)
PO Box 31487
Charlotte, North Carolina 28231-1487
Attention: Chief Financial Officer
Telecopy No.: 704-557-4451

                       [Signatures continued on next page]

GENERAL ELECTRIC CAPITAL CORPORATION, as Senior Agent



By:   /s/ GLENN P. BARTLEY
------------------------------
Name:  Glenn P. Bartley
Title: Duly Authorized Signatory

Notice Address:
GE Capital Commercial Finance
500 West Monroe Street
Chicago, IL  60661
Attention:  Account Manager / Piedmont Coca Cola
Telecopy No.:  (312) 463-3823

GE Capital Commercial Finance
500 West Monroe Street
Chicago, IL  60661
Attention:  Corporate Counsel

Telecopy No.:  (312) 441-6876